Exhibit 99.1

Sparton Corporation Agrees to be Acquired by Ultra Electronics Holdings plc

SCHAUMBURG, Ill.–(BUSINESS WIRE)–July 7, 2017–Sparton Corporation (NYSE:SPA) (“Sparton”) announced today that it had entered into a merger agreement with Ultra Electronics Holdings plc (LSE: ULE) (“Ultra”), pursuant to which Ultra will acquire Sparton for $23.50 per share in cash.

“This transaction is the result of the significant time and effort the Company has invested in its previously announced process to explore strategic alternatives, including a potential acquisition of Sparton,” said Joseph J. Hartnett, Interim President & Chief Executive Officer of Sparton. “We are pleased to have successfully concluded our process with a transaction that delivers significant value to the shareholders of Sparton.”

The Board of Directors of Sparton unanimously approved the transaction. The transaction is subject to customary closing conditions, including regulatory clearances and approval of Sparton’s and Ultra’s respective shareholders, and is expected to close no later than January 1, 2018.

Additional details regarding the transaction will be set forth in a proxy statement that will be sent by Sparton to its shareholders in advance of the special meeting at which Sparton’s shareholders will be asked to approve the transaction.

Wells Fargo Securities, LLC and Raymond James & Associates, Inc. acted as financial advisors to Sparton. Mayer Brown LLP acted as legal counsel to Sparton.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 117th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at http://www.sparton.com/.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (“SEC”). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10-K and Form 10-Q. Additional factors may include the effect of the announcement of the merger and related transactions on Sparton’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Ultra, and the risk that the merger agreement with Ultra may be terminated in circumstances that require Sparton to pay a termination fee to Ultra; the outcome of any legal proceedings that may be instituted against Sparton related to the merger agreement with Ultra; and the failure to satisfy conditions to completion of the merger with Ultra, including the receipt of all required regulatory clearances related to the merger with Ultra. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for Sparton’s ongoing obligations to disclose material information as required by the federal securities laws, Sparton does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, Sparton will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SPARTON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Sparton files with the SEC (when available) from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com.

Sparton and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sparton’s stockholders with respect to the proposed acquisition. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Sparton’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016, and its definitive proxy statement for the 2016 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of Sparton by Ultra will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com

Contact

Investors:

Institutional Marketing Services (IMS)

John Nesbett/Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Company:

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com